Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-164884 on Form S-11 of our report dated September 17, 2010 relating to the Statement of Revenues and Certain Operating Expenses for the MT Bellevue WA Property (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K/A of Cole Credit Property Trust III, Inc., filed with the U.S. Securities and Exchange Commission on September 17, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
September 17, 2010